SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)

                       AIRPORT SYSTEMS INTERNATIONAL, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                                    00949N103
                                 (CUSIP Number)


                                 April 3, 2000
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

CUSIP No. 00949N103                  13G                     Page 2 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     NEIL GAGNON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           14,427
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          20,675
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         14,427
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            20,675
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,102
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 14 Pages

CUSIP No. 00949N103                  13G                     Page 3 of 14 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     LOIS GAGNON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           110,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          20,675
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         110,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            20,675
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     130,675
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 14 Pages

CUSIP No. 00949N103                  13G                     Page 4 of 14 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GAGNON FOUNDATION
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           6,725
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         6,725
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,725
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 14 Pages

CUSIP No. 00949N103                  13G                     Page 5 of 14 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GAGNON FAMILY PARTNERSHIP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New Jersey
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           12,400
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         12,400
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,400
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 14 Pages

CUSIP No. 00949N103                  13G                     Page 6 of 14 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GAGNON TRUST
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New Jersey
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,550
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,550
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,550
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.06%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 14 Pages

                                  SCHEDULE 13G


Item 1(a).    Name of Issuer:

              Airport Systems International. Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              11300 West 89th Street
              Overland Park, KS 66214

Item 2(a).    Name of Person Filing:

              This Schedule 13G is filed on behalf of Neil Gagnon, Lois Gagnon, the Gagnon Foundation, the Gagnon Partnership and the Gagnon Trust (each a "Reporting Person" and, collectively, the "Reporting Persons").

Item 2(b).    Address of Principal Business Office or, If None, Residence:

              1370 Avenue of the Americas
              Suite 2002
              New York, NY 10019

Item 2(c).    Citizenship:

              Neil Gagnon - United States
              Lois Gagnon - United States
              Gagnon Foundation - New Jersey
              Gagnon Partnership - New Jersey
              Gagnon Trust - New Jersey

Item 2(d).    Title of Class of Securities:

              Common Stock, par value $.01 per share.


                               Page 7 of 14 Pages

Item 2(e).    CUSIP Number:

              00949N103

Item 3.       Type of Reporting Person:

              Not applicable

Item 4.       Ownership:

              Neil Gagnon

              (a)    Amount Beneficially Owned:

                     As of April 3, 2000, Neil Gagnon owned 35,102 shares of Common Stock, which amount includes 14,427 shares owned by Mr. Gagnon; 6,725 shares held by the Gagnon Foundation, of which Mr. Gagnon is a trustee; 12,400 shares held by the Gagnon Family Partnership, of which Mr. Gagnon is a partner; and 1,550 shares held by the Gagnon Trust, of which Mr. Gagnon is a trustee.

              (b)    Percentage of Class:

                     1.4% beneficially owned by Mr. Gagnon. Calculation of percentage of beneficial ownership is based on 2,578,913 shares of the Issuer's Common Stock outstanding on March 1, 2000 as reported by the Issuer on its 10-QSB for the quarterly period ended January 31, 2000.

              (c)    Number of Shares as to Which Such Person Has:


                     (i)    sole power to vote or direct the vote:

                            14,427 shares of Common Stock



                               Page 8 of 14 Pages

                     (ii)   shared power to vote or direct the vote:

                            20,675 shares of Common Stock

                     (iii)  sole power to dispose or direct the disposition of:

                            14,427 shares of Common Stock

                     (iv) shared power to dispose or direct the disposition of:

                            20,675 shares of Common stock

              Lois Gagnon

              (a)    Amount Beneficially Owned:

                     As of April 3, 2000, Lois Gagnon owned 130,675 shares of Common Stock, which amount includes 110,000 shares owned by Mrs. Gagnon; 6,725 shares held by the Gagnon Foundation, of which Mrs. Gagnon is a trustee; 12,400 shares held by the Gagnon Family Partnership, of which Mrs. Gagnon is a partner; and 1,550 shares held by the Gagnon Trust, of which Mrs. Gagnon is a trustee.

              (b)    Percentage of Class:

                     5.1% beneficially owned by Mrs. Gagnon. Calculation of percentage of beneficial ownership is based on 2,578,913 shares of the Issuer's Common Stock outstanding on March 1, 2000 as reported by the Issuer on its 10-QSB for the quarterly period ended January 31, 2000.

              (c)    Number of Shares as to Which Such Person Has:

                     (i)    sole power to vote or direct the vote:

                            110,000 shares of Common Stock


                               Page 9 of 14 Pages

                     (ii)   shared power to vote or direct the vote:

                            20,675 shares of Common Stock

                     (iii)  sole power to dispose or direct the disposition of:

                            110,000 shares of Common Stock

                     (iv) shared power to dispose or direct the disposition of:

                            20,675 shares of Common stock

              Gagnon Foundation

              (a)    Amount Beneficially Owned:

                     As of April 3, 2000, the Gagnon Foundation owned 6,725 shares of Common Stock.

              (b)    Percentage of Class:

                     0.3% beneficially owned by the Foundation. Calculation of percentage of beneficial ownership is based on 2,578,913 shares of the Issuer's Common Stock outstanding on March 1, 2000 as reported by the Issuer on its 10-QSB for the quarterly period ended January 31, 2000.

              (c)    Number of Shares as to Which Such Person Has:

                     (i)    sole power to vote or direct the vote:

                            6,725 shares of Common Stock

                     (ii)   shared power to vote or direct the vote:

                            N/A


                               Page 10 of 14 Pages

                     (iii)  sole power to dispose or direct the disposition of:

                            6,725 shares of Common Stock

                     (iv) shared power to dispose or direct the disposition of:

                            N/A

              Gagnon Family Partnership

              (a)    Amount Beneficially Owned:

                     As of April 3, 2000, the Gagnon Family Partnership owned 12,400 shares of Common Stock.

              (b)    Percentage of Class:

                     0.5% beneficially owned by the Partnership. Calculation of percentage of beneficial ownership is based on 2,578,913 shares of the Issuer's Common Stock outstanding on March 1, 2000 as reported by the Issuer on its 10-QSB for the quarterly period ended January 31, 2000.

              (c)    Number of Shares as to Which Such Person Has:

                     (i)    sole power to vote or direct the vote:

                            12,400 shares of Common Stock

                     (ii)   shared power to vote or direct the vote:

                            N/A

                     (iii)  sole power to dispose or direct the disposition of:

                            12,400 shares of Common Stock


                               Page 11 of 14 Pages

                     (iv) shared power to dispose or direct the disposition of:

                            N/A
              Gagnon Trust

              (a)    Amount Beneficially Owned:

                     As of April 3, 2000, the Gagnon Trust owned 1,550 shares of Common Stock.

              (b)    Percentage of Class:

                     0.06% beneficially owned by the Trust. Calculation of percentage of beneficial ownership is based on 2,578,913 shares of the Issuer's Common Stock outstanding on March 1, 2000 as reported by the Issuer on its 10-QSB for the quarterly period ended January 31, 2000.

              (c)    Number of Shares as to Which Such Person Has:

                     (i)    sole power to vote or direct the vote:

                            1,550 shares of Common Stock

                     (ii)   shared power to vote or direct the vote:

                            N/A

                     (iii)  sole power to dispose or direct the disposition of:

                            1,550 shares of Common Stock

                     (iv) shared power to dispose or direct the disposition of:

                            N/A


                               Page 12 of 14 Pages

Items 5-9.    Not applicable.

     The filing of this statement shall not be deemed an admission by Mr. Gagnon that he owns the securities held by the Gagnon Foundation, the Gagnon Family Partnership or the Gagnon Trust. Mr. Gagnon expressly disclaims beneficial ownership of all securities held by the Gagnon Foundation, the Gagnon Family Partnership or the Gagnon Trust for any purpose.

     The filing of this statement shall not be deemed an admission by Mrs. Gagnon that she owns the securities held by the Gagnon Foundation, the Gagnon Family Partnership or the Gagnon Trust. Mrs. Gagnon expressly disclaims beneficial ownership of all securities held by the Gagnon Foundation, the Gagnon Family Partnership or the Gagnon Trust for any purpose.


Item 10.      Certification:

     By signing below, the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the Issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               Page 13 of 14 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigneds' knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 16, 2000


                                                   /s/ Neil Gagnon
                                                   -----------------------------
                                                   Neil Gagnon


                                                   /s/ Lois Gagnon
                                                   -----------------------------
                                                   Lois Gagnon


                                                    GAGNON FOUNDATION


                                                    By: /s/ Neil Gagnon
                                                   -----------------------------
                                                        Neil Gagnon, Trustee


                                                    GAGNON FAMILY PARTNERSHIP


                                                    BY: /s/ Neil Gagnon
                                                   -----------------------------
                                                        Neil Gagnon, Partner


                                                    GAGNON TRUST

                                                    By: /s/ Neil Gagnon
                                                   -----------------------------
                                                         Neil Gagnon, Trustee


                               Page 14 of 14 Pages